Putnam Multi-Cap Value Fund

4/30/16 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
      Class A   3,180
      Class B	15
      Class C	94
      Class M   19

742DD1
     Class R   84
     Class Y   471


73A1
      Class A	0.181
	Class B	0.037
	Class C	0.065
     Class M	0.083

73A2
      Class R	0.121
	Class Y	0.231


74U1
      Class A   18,436
	Class B   385
	Class C   1,643
	Class M   245

74U2
      Class R   705
     Class Y   2,621

74V1
      Class A   17.72
	Class B   16.44
     Class C   16.35
	Class M   16.95

74V2
      Class R   17.33
     Class Y   17.74





Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.